EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

SUPER VISION INTERNATIONAL, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Super Vision International, Inc.

2. The Corporation hereby amends its Certificate of Incorporation as follows:

Paragraph FOURTH of the Certificate of Incorporation relating to the authorized number of shares of the Corporation, is hereby deleted in its entirety and shall now read as follows:

“FOURTH: The total number of shares of stock which the corporation shall be authorized to issue is Twenty Million (20,000,000) shares of Common Stock, each share having $.001 par value, and Five Million (5,000,000) shares of Preferred Stock, each share having $.001 par value.

The authorized shares of Common Stock of the Corporation shall be divided into two classes, of which sixteen million six hundred ten thousand eight hundred sixty-six (16,610,866) shares shall be designated Class A Common Stock and three million three hundred eighty-nine thousand one hundred thirty-four (3,389,134) shares shall be designated Class B Common Stock.

The rights, preferences and limitations of the Class A Common Stock and the Class B Common Stock shall be equal and identical in all respects except that, unless otherwise provided by law:

(a) each share of Class A Common Stock shall entitle the holder thereof to one vote upon any and all matters submitted to the shareholders of the Corporation for a vote, and each share of Class B Common Stock shall entitle the holder thereof to five votes upon any and all matters submitted to the shareholders of the Corporation for a vote;

(b) holders of Class A Common Stock and holders of Class B Common Stock shall vote together as a single class upon any and all matters submitted to the shareholders of the Corporation for a vote, provided, however, that holders of Class A Common Stock and holders of

Class B Common Stock shall vote as two separate classes to authorize any proposed amendment to the Corporation’s Certificate of Incorporation that amends, restates or repeals this Article FOURTH or has the effect of an amendment, restatement or repeal;

(c) each share of Class B Common Stock shall convert into one share of Class A Common Stock upon, and as of the date of, the delivery to the Corporation of the written demand by the holder thereof for such conversion, which demand may be delivered at any time; and

(d) each share of Class B Common Stock shall convert automatically into one share of Class A Common Stock upon the sale, pledge, hypothecation or any other transfer of any interest therein including, without limitation, into a trust and by the operation of any will or the laws of descent and distribution.

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. The effective time of the amendment herein certified shall be upon the filing of this Certificate with the Secretary of State.

IN WITNESS WHEREOF, we have hereunto signed our names and affirm that the statements herein are true under the penalties of perjury, this 2nd day of March, 1994.

SUPER VISION INTERNATIONAL, INC.

By:	/s/ Brett M. Kingstone
Brett M. Kingstone, President

Attest:

/s/ Pam Perdue
Pam Perdue, Secretary